Exhibit 99.1

International Rectifier Elects New Board Member

EL SEGUNDO, Calif. —(BUSINESS WIRE)—May 15, 2008—International Rectifier Corporation (NYSE:IRF) today announced the election of Mary B. Cranston to its Board of Directors.  Ms. Cranston will additionally serve as a member of the Board’s Corporate Governance and Nominating Committee.

Ms. Cranston, 60, is currently a Senior Partner and Chair Emeritus of Pillsbury Winthrop Shaw Pittman LLP, a Global 100 international law firm. Ms. Cranston was the Chief Executive Officer of the Pillsbury firm from 1998 until April 2006, and Chair of the firm from 1998 through the end of 2006.   In this role, Ms. Cranston launched a six-year national and international expansion program that added 400 lawyers and seven offices in the United States, Europe, and Asia.  In addition, she managed two of the largest law firm mergers in history, which increased the firm’s annual gross revenues from $224 million to $574 million.  Prior to becoming Chief Executive and Chair, Ms Cranston was the litigation practice leader.  She began her career at Pillsbury Winthrop Shaw Pittman LLP in 1975.

International Rectifier’s Chief Executive Officer and Director Oleg Khaykin said, “We are very pleased to welcome Mary to our Board.  Her management experience coupled with her broad legal and governance experience will greatly benefit IR as we continue to move the company forward.”

Ms. Cranston was elected to serve a Board term scheduled to expire at the Company’s next annual meeting.  Ms. Cranston currently serves on the Board of Directors of publicly traded Visa Inc., Juniper Networks Inc. and GrafTech International Ltd.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321